EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides Fourth Quarter 2014 Guidance

WEST CHESTER, OH, December 17, 2014 - AK Steel (NYSE: AKS) today provided guidance for its fourth quarter 2014 financial results. AK Steel said that, despite incurring approximately $31 million in costs associated with a planned Ashland Works blast furnace outage, it expects to report higher EBITDA (earnings before interest, taxes, depreciation and amortization) compared to the third quarter of 2014 and net income of $0.05 to $0.10 per diluted share of common stock, excluding the effects of acquisition-related expenses pertaining to its recent purchase of Severstal Dearborn.

Shipments
For the fourth quarter of 2014, the company expects shipments of approximately 2,000,000 tons, an increase of about 37% from the 1,462,900 tons shipped in the third quarter of 2014. The anticipated higher level of shipments in the fourth quarter is mostly due to the acquisition of Dearborn Works and continued strong demand from the automotive market.

Pricing
The company expects its average selling price for the fourth quarter of 2014 to be approximately $980 per ton, about 10% less than the third quarter of 2014 average selling price of $1,089 per ton. The anticipated decrease in the company’s overall average selling price is primarily due to a higher percentage of product shipments to the carbon spot market in the fourth quarter compared to the third quarter, principally due to the higher mix of hot-rolled coil shipments from Dearborn Works, as well as a general reduction in spot market pricing.

Ashland Works Blast Furnace Planned Outage
As previously disclosed, the company took a planned outage at its Ashland Works blast furnace beginning in October 2014. The planned outage, which included a reline of the blast furnace hearth, was originally scheduled for 28 days but was completed in 27 days. The outage included capital investments of approximately $19 million and approximately $31 million of costs associated with the planned outage itself and reduced production levels at Ashland Works in the period prior to the outage. The company took steps in advance of the outage to minimize the potential impact on its customers, including purchasing additional carbon slabs and building inventory through increased production at other AK Steel manufacturing locations.
The company believes that the reline of the blast furnace hearth will position it well to provide stable blast furnace operations in the future by allowing the company to avoid the unplanned disruptions that have occurred throughout 2014. In addition, the company expects this investment to reduce the company’s future production costs by returning the Ashland Works blast furnace to normal operating levels and allow the company to better serve its customers in the future.

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Lower Raw Material and Energy Costs
The company expects to benefit from substantially lower iron ore, carbon scrap and energy costs in the fourth quarter compared to the prior quarter.

Pension and Other Postemployment Benefit Obligations
The company recognizes into its net income, as a “corridor” adjustment, any unrecognized actuarial net gains and losses that exceed 10% of the larger of projected benefit obligations or plan assets. The effect of prevailing interest rates on the discount rate used to value projected plan obligations as of the end of the year and the actual return on plan assets compared to the expected return are important factors in determining if the company may be required to record a corridor adjustment in the fourth quarter. In addition, the Society of Actuaries issued new mortality tables in October 2014 that the company anticipates will significantly increase the estimate of its pension and postemployment benefit obligations. The new mortality tables increase the assumed life expectancy of participants in the company’s benefit plans, thereby increasing the total expected benefit payments over a longer time horizon. The adoption of the new mortality tables, as well as the effects of interest rates and asset returns, may result in a net increase in unrecognized losses that exceed the corridor as described above. At this time, the company is unable to determine whether it will need to record a corridor adjustment gain or loss in the fourth quarter.

Income Taxes
The company said that it expects to record income tax expense of approximately $4 million for the fourth quarter of 2014 using the discrete method of accounting for income taxes. This includes an expected income tax expense of approximately $6 million of acquisition-related changes in the value of deferred tax assets. The acquisition-related income tax expense is excluded from the earnings per share guidance above.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition; and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal Resources, Inc.;

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increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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